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Pricing Supplement Dated September 10, 1998                    Rule 424(b)(2)
(To Prospectus dated November 12, 1997 and        Registration Nos. 333-38003
Prospectus Supplement dated November 12, 1997)               and 333-38003-01

                        PP&L Capital Funding, Inc.
                   Medium-Term Notes, Series A - Fixed Rate
                      Unconditionally Guaranteed as to
                       Payment of Principal, Premium,
                          if any, and Interest by
                            PP&L Resources, Inc.
                            CUSIP No. (69349PAF6)

Principal Amount: $10,000,000.00                Interest Rate: 6.17%

Agent(s)' Discount or Commission:  $60,000.00   Stated Maturity Date:
                                                  September 15, 2005

Net Proceeds to Issuer: $9,940,000.00           Original Issue Date:
                                                  September 15, 1998


Interest Payment Dates:       March 15 and September 15

First Interest Payment Date:  March 15, 1999

Redemption:

_X_   The Notes may not be redeemed prior to the Stated Maturity Date.
___   The Notes may be redeemed prior to the Stated Maturity Date.
      Initial Redemption Date:
      Initial Redemption Price:
      Annual Redemption Percentage Reduction:     % until Redemption Percentage
      is 100% of the principal amount.

Repayment at the Option of the Holder:

_X_ The Notes may not be repaid at the option of the holder prior to the Stated Maturity Date.
___ The Notes may be repaid to the Stated Maturity Date at the option of the holder of the Notes.
      Option Repayment Date(s):
      Repayment Price:       %

Form:  _X_  Book-Entry   ___  Certified

Agent:_X_  Merrill Lynch & Co.               $10,000,000.00
      ___  First Chicago Capital Markets, Inc.
      ___  Goldman, Sachs & Co.
      ___  Morgan Stanley Dean Witter
      ___  Other

Agent acting in the capacity as indicated below:

     _X_  Agent        ___  Principal

If as principal:

___ The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
___ The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Agent:

_X_ The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

Other Provisions: